Exhibit 99.1
March 15, 2007	For Further Information
Kenn Ulrich, APR
(760) 510-3903

Discovery Bancorp 2006 Earnings Grow to $1.4 Million, $0.72 Per Share

(San Marcos, Calif.) Net earnings in 2006 for Discovery Bancorp (OTCBB:DVBC), the parent company of Discovery Bank and Celtic Capital Corporation, climbed to $1.4 million, or $0.72 per share, an increase of 145 percent from $553 thousand, or $0.42 per share for 2005.
Figures for 2006 include full year results from the acquisition of Celtic Capital Corporation, a commercial finance company, in a transaction that closed Aug. 31, 2005. Figures for 2005 include four months’ operations of Celtic Capital.
For fourth quarter 2006, a net loss was recorded of $62 thousand, or $0.03 per share, compared to net income of $330 thousand, or $0.18 per share for the same period in 2005. Results for the fourth quarter 2006 were adversely impacted by a special provision of $910 thousand to the allowance for loan losses relating to outstanding credits to a former director of the company and related business interests. Discovery Bank has entered into agreements with the borrowers under which the payment terms of the loans have been restructured and additional security obtained. While the Bank has not released the borrowers from their payment obligations under the loans, it will charge-off as uncollectible a total of $916 thousand of the $1,497 thousand in outstanding credits. The total provision for loan losses in 2006 was $1,302 thousand, compared to $786 thousand in 2005 and reflects this special addition to the loan loss reserve as well as continuing growth in the loan portfolio. At December 31, 2006 the allowance for loan losses was $3,025 thousand as compared to $1,784 thousand at December 31, 2005.
Total assets rose to a record high $197.3 million at December 31 this year, an increase of 19.8 percent from $164.7 million one year earlier. During the same period net loans increased 17.0 percent to $157.1 million from $134.3 million, and total deposits rose 16.4 percent to $131.1 million from $112.6 million.
“Overall, 2006 was a strong year for Discovery Bancorp,” said James P. Kelley, President and Chief Executive Officer. “We absorbed the additional expenses you’d expect for a business bank that’s reinvesting in itself to grow, yet we still significantly increased our earnings. We continued to integrate Celtic Capital into our operations and, as the year ended, we expanded into Los Angeles with a new, full-service office that opened just after the first of the year in 2007.”
With strong growth in loans, slightly higher interest rates than the prior year, and the addition of Celtic’s commercial loan portfolio, interest income increased to $17.1 million for the year, 72.0 percent higher than $10.0 million in 2005. Interest expense for 2006 reached $6.2 million, a 99.2 percent rise from $3.1 million for the prior year. This led to net interest income of $10.9 million for 2006, or 59.5 percent above 2005’s figure of $6.8 million.
Non-interest income totaled $1.1 million for 2006, up 15.0 percent from $0.9 million for 2005. This number was impacted in the second half of 2006 by the lag time between leases expiring for tenants in the company-owned headquarters building and new leases taking their place. Non-interest expenses were $8.2 million for 2006, or 37.1 percent above the December 2005 YTD mark of $6.0 million. Much of the increase in non-interest expense was associated with 2006 reflecting a full year of Celtic Capital expenses and to a lesser extent with preparations for the new Los Angeles office, which opened in January 2007, and for a new business solutions unit that will launch in the first half of 2007.

Pretax income in 2006 was $2.4 million, or 152 percent more than $955 thousand in 2005. With the rise in pretax income, the company’s tax provision rose accordingly to $1.1 million for December YTD, compared to $402 thousand at the close of 2005.
Separately, in order to reduce professional expenses, SEC reporting and other compliance costs, including the substantial costs of complying with Section 404 of the Sarbanes-Oxley Act of 2002, the Board of Directors has determined to file a Form 15 with the SEC to suspend further public reporting obligations under the Securities Exchange Act of 1934. The last periodic report to be filed by Discovery Bancorp with the SEC will be its annual report on Form 10-KSB for the year ending December 31, 2006, and the Form 15 will be filed immediately thereafter.
Discovery Bancorp is a bank holding company serving the financial needs of small to medium-sized businesses, professionals and individuals through two principal subsidiaries - Discovery Bank and Celtic Capital Corporation. The Bank, founded in 2001, has offices in San Marcos, Poway, and Los Angeles; Celtic Capital, founded in 1982, maintains offices in Santa Monica, Calif., Phoenix, and Bellevue, Wash.

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Discovery Bancorp Financial Highlights

	Company	Company
	Dec-06	Dec-05
ASSETS
Cash & Cash Equivalents	18,761,677	14,854,337
Investments	10,306,204	6,007,994
Loans, Net	157,122,673	134,325,780
Other Assets	11,155,669	9,517,454
TOTAL ASSETS	197,346,223	164,705,565

LIABILITIES
Total Deposits	131,104,996	112,585,086
Borrowings Under Line of Credit	17,437,938	16,085,861
FHLB Advances	22,764,700	12,000,000
Other Liabilities	847,304	1,191,947
STOCKHOLDERS’ EQUITY	25,191,285	22,842,671
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	197,346,223	164,705,565

	Company	Company	Company	Company
	Dec-06	Dec-06	Dec-05	Dec-05
	YTD	4th Quarter	YTD	4th Quarter
STATEMENTS OF INCOME
Interest Income	17,115,395	4,651,218	9,950,212	3,574,132
Interest Expense	6,239,972	1,748,036	3,132,395	1,072,401
NET INTEREST INCOME	10,875,423	2,903,182	6,817,817	2,501,731
PROVISION FOR LOAN LOSSES	1,302,376	966,513	786,361	153,539
Net Interest Income After Provision for Loan Losses	9,573,047	1,936,669	6,031,456	2,348,192
Non-Interest Income	1,058,695	214,308	920,938	218,606
Non-Interest Expense	8,221,876	2,230,220	5,997,851	1,996,841
PRE TAX INCOME (LOSS)	2,409,866	(79,243)	954,543	569,957
Income Tax Provision (Benefit)	1,053,386	(16,931)	401,863	239,914
NET INCOME (LOSS)	1,356,480	(62,312)	552,680	330,043

Basic Earnings Per Share	0.72	(.03)	0.42	0.18

Forward-Looking Statements - Statements in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs on future developments and their potential effects on the bank. There is no assurance that future developments affecting the bank will be those anticipated by management. Forward-looking statements involve risks and uncertainties, and actual results may differ from those projected in the forward-looking statements due to credit, market, operational, liquidity, interest rate and other risks.

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